  Exhibit 99.1

NOTICE OF FULL REDEMPTION

PTC INC.
6.000% Senior Notes due 2024
CUSIP No. 69370CAA8

NOTICE IS HEREBY GIVEN TO THE
HOLDERS of the above-referenced Notes

Pursuant to Section 3.02 of the Indenture, dated as of May 12, 2016 (the “Base Indenture”), between PTC Inc. (the “Issuer”) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 12, 2016 (together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, relating to the above-referenced 6.000% Senior Notes due 2024 (the “Notes”), the Issuer has elected to redeem and will redeem in full on May 15, 2020 (the “Redemption Date”) all $500,000,000 outstanding aggregate principal amount of the Notes at a redemption price (the “Redemption Price”) equal to 103.000% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption to the Paying Agent at the address indicated below or, in the case of book-entry Notes, presentation in accordance with the procedures of the Depository Trust Company (“DTC”). Notes called for redemption must be so surrendered in order to collect the Redemption Price. The address for delivery of the Notes is as follows:

Registered Mail Only:	First Class/Certified/Express Delivery:	By Hand Only:
The Bank of New York Mellon Global Corporate Trust 101 Barclay Street, 1st Floor New York, NY 10286 Attn: Corporate Trust Window	The Bank of New York Mellon Global Corporate Trust P.O. Box 396 East Syracuse, NY 13057	The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057

On the Redemption Date, the Redemption Price will become due and payable on the Notes to the Paying Agent and, unless the Issuer defaults in the payment of the Redemption Price, interest on the Notes shall cease to accrue on and after the Redemption Date and the only remaining right of the Holders of the Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed. If any Note contains a CUSIP or ISIN number, no representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in this Notice of Redemption.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 24%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a holder that is a United States person (as determined for U.S. federal income tax purposes), the Paying Agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption. A holder that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the Paying Agent an IRS Form W-8BEN or W-8BEN-E (or other applicable form), upon which it certifies its foreign status.

* * * * *

PTC Inc.

By:
The Bank of New York Mellon, as Trustee

Dated March 25, 2020
Active.34376228.4